Cyclacel Pharmaceuticals, Inc.

CYCLACEL PHARMACEUTICALS ACQUIRES SPECIALTY PHARMACEUTICAL

BUSINESS FOCUSED ON THE ONCOLOGY MARKET

BERKELEY HEIGHTS, NJ, October 8, 2007 – Cyclacel Pharmaceuticals, Inc. (NASDAQ: CYCC, NASDAQ: CYCCP) announced that it has entered into a definitive purchase agreement to acquire substantially all of the assets of privately-held ALIGN Pharmaceuticals, LLC and ALIGN Holdings, LLC (Cary, North Carolina), collectively “ALIGN”. The acquired business provides Cyclacel with the foundation to build a commercial organization focused on cancer that is complementary to Cyclacel’s oncology/hematology products in development and is part of Cyclacel’s strategy to build a diversified biopharmaceutical business. Cyclacel’s development pipeline includes three targeted, small molecule drug candidates in clinical trials in oncology patients, a deep preclinical pipeline and a productive drug discovery engine.

ALIGN markets three drugs, used primarily to manage the effects of radiation or chemotherapy in cancer patients: Xclair (R) Cream, Numoisyn (R) Liquid and Numoisyn (R) Lozenges. All three products were launched in the United States in January 2006. The three drugs will continue to be marketed directly in the United States by ALIGN Pharmaceuticals, LLC (Berkeley Heights, New Jersey), a wholly-owned subsidiary of Cyclacel newly established to effect the transaction. ALIGN’s current Chief Executive Officer, William C. Collins, will become General Manager of ALIGN Pharmaceuticals, LLC.

Cyclacel purchased substantially all of ALIGN’s assets for cash consideration that will range between approximately $3.3 million and $3.8 million. In addition certain deferred stock consideration would be payable within twelve months from closing contingent upon the achievement of certain operational and financial goals by ALIGN. Cyclacel will not in any event be required to issue more than 258,840 shares as part of this transaction.

“ALIGN provides an initial commercial base for building a diversified biopharmaceutical business focused on leading edge therapeutic management of patients with cancer and other serious disorders and enhances the value of our existing oncology and hematology assets,” said Spiro Rombotis, President and Chief Executive Officer of Cyclacel. “In addition to an experienced team led by Bill Collins, a veteran of GlaxoSmithKline, ALIGN contributes three marketed products that provide an immediate revenue opportunity for supporting our development programs. ALIGN’s drugs are a good fit with the emerging indication profile of Cyclacel’s investigational drugs, such as sapacitabine, seliciclib and CYC116. We look forward to welcoming the ALIGN team to Cyclacel and working together to advance our business strategy.”

Cyclacel’s investigational drugs are: sapacitabine (CYC682), an orally-available, cell cycle modulating nucleoside analog in Phase II clinical development for the treatment of cutaneous T-cell lymphoma (CTCL) and in Phase I in patients with hematologic malignancies; seliciclib (CYC202), an orally-available CDK (cyclin dependent kinase) inhibitor in Phase II clinical development for the treatment of lung cancer and also being evaluated for nasopharyngeal cancer and CYC116, an orally-available, Aurora kinase and VEGFR2 inhibitor in Phase I clinical development in patients with solid tumors.

“This strategic acquisition by Cyclacel offers important advantages for ALIGN, its shareholders and employees,” commented William C. Collins, Chief Executive Officer of ALIGN. “Cyclacel provides us with an opportunity to grow our existing business and has an exciting pipeline of novel, targeted drugs under development. The transaction positions us for future growth and will help us attract highly qualified professionals as we gradually expand our sales team over time. We look forward to adding our sales and marketing skills to those of the Cyclacel team who have significant commercial experience with previous companies and contributing to Cyclacel’s success.”

ALIGN’s Xclair Cream is a prescription product marketed in the United States by ALIGN for the management of dermatitis caused by radiation therapy in cancer patients. Numoisyn Liquid and

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Numoisyn Lozenges are two prescription products marketed in the United States by ALIGN for the management of xerostomia resulting from oncology therapy or other causes. ALIGN is based in Cary, North Carolina. Cyclacel expects to move ALIGN’s operations to its Berkeley Heights, New Jersey location. Xclair and Numoisyn are registered as medical devices in the United States. ALIGN has licensed exclusive North American rights to Xclair and Numoisyn from Sinclair Pharma plc (Godalming, UK).

Financial Impact

For the year ending December 31, 2007, Cyclacel restates its guidance after giving effect to the transaction of a projected net cash outflow of approximately $29 million.

Xclair Cream

Radiation dermatitis is a skin reaction resulting from exposure to radiation and is a side effect of radiotherapy. Around two-thirds of cancer patients receive radiotherapy involving repeated exposure of the tumor area to radiation over a period of about 4 to 6 weeks. The goal of radiotherapy is to kill actively growing cancer cells. This frequently results in damage of the normal skin overlying the tumor because the lower layers of the skin are made up of rapidly growing cells which are also susceptible to damage from radiation.

Xclair is a hydrolipidic cream formulated specifically for use in radiation dermatitis. Xclair’s base is a cosmetically acceptable emollient that is pleasant to apply. Xclair contains hyaluronic acid which can retain up to 1000 times its own weight in water helping damaged skin retain its moisture content and delay flaking of the superficial layer. Hyaluronic acid is a natural component of skin and has been found to facilitate wound healing. For more information please refer to http://www.alignpharma.com/products-healthcare-professionals-xclair-cream.htm.

Numoisyn Liquid and Numoisyn Lozenges

Xerostomia or dry mouth is defined as a reduction in daily saliva production to less than 1 cup compared to between 2 and 6 cups produced daily by healthy adults. Saliva, a liquid produced by the salivary glands, is very important to maintaining good oral health acting as a natural mouth rinse that cleans, lubricates and protects teeth and gums and aids digestion by moistening and softening food. Although many factors may contribute to dry mouth, the most prominent causes are: drug therapy (an estimated 400 medications include reduction in salivation among potential side effects); age (reduced salivary rates in the elderly may be related to comorbid conditions and use of various drugs; Sjögren’s syndrome (an autoimmune disease impairing salivary and lacrimal (tear) gland secretory function) affecting about 1 million mostly female people in the United States and radiation treatment especially among the 28,000 patients in the U.S. that undergo high-dose external beam radiotherapy for head and neck cancer annually in which salivary gland damage is the most common adverse effect. Salivary gland tissue affected by radiation therapy often results in permanent loss of function.

Numoisyn Liquid is an oral solution used to replace natural saliva when salivary glands are damaged. Linseed extract in Numoisyn Liquid contains mucins that provide superior viscosity similar to natural saliva and reduced friction compared to water or carboxymethylcellulose (CMC) solutions. Patients with xerostomia typically have a high number of acid-tolerant microorganisms (e.g. lactobacilli, streptococci, yeasts) that contribute to plaque and gingival bleeding. Numoisyn Liquid reduces the presence of plaque and gingival bleeding to a greater extent than CMC and can be used in conjunction with chlorhexidine without impairing its antibacterial effects. Numoisyn Liquid is well-tolerated by patients and most patients experience an improvement in chewing, swallowing and burning sensation. Numoisyn Liquid forms a film on hard and soft surfaces to protect teeth and gums.

Numoisyn Lozenges are taken orally and dissolve slowly in the mouth. The lozenge contains sorbitol and flavorings to stimulate normal salivation and provide temporary relief of dry mouth in patients who have some residual secretory function and taste perception. Numoisyn Lozenges have been demonstrated to be safe and effective for long-term use and are well tolerated by patients. Use of Numoisyn Lozenges improves subjective symptoms of dry mouth. For more information please refer to http://www.alignpharma.com/products-healthcare-professionals-numoisyn.htm.

About Cyclacel Pharmaceuticals, Inc.

Cyclacel is a biopharmaceutical company dedicated to the discovery, development and commercialization of novel, mechanism-targeted drugs to treat human cancers and other serious disorders. Cyclacel through its ALIGN subsidiary markets directly in the U.S. Xclair® Cream for radiation dermatitis and Numoisyn® Liquid and Numoisyn® Lozenges for xerostomia. Three Cyclacel drugs are in clinical development. Sapacitabine (CYC682), an orally-available, cell cycle modulating nucleoside analog, is in Phase II for the treatment of cutaneous T-cell lymphoma (CTCL) and in Phase I in patients with hematologic malignancies. Seliciclib (CYC202), an orally-available CDK (cyclin dependent kinase) inhibitor, is in Phase II for the treatment of lung cancer and is also being evaluated for nasopharyngeal cancer. CYC116, an orally-available, Aurora kinase and VEGFR2 inhibitor, is in Phase I in patients with solid tumors. Several additional programs are at an earlier stage. Cyclacel’s strategy is to build a diversified biopharmaceutical business focused in oncology, hematology and other therapeutic areas based on a portfolio of commercial products and a development pipeline of novel drug candidates.

Please visit http://www.cyclacel.com/cyc/investors/news/pressreleases for additional information. Note: The Cyclacel logo, Cyclacel® are trademarks of Cyclacel Pharmaceuticals, Inc. Numoisyn® and Xclair® are trademarks of Sinclair Pharma plc.

Risk Factors

This news release contains certain forward-looking statements that involve risks and uncertainties that could cause actual results to be materially different from historical results or from any future results expressed or implied by such forward-looking statements. Such forward-looking statements include statements regarding, among other things, the efficacy, safety, and intended utilization of Cyclacel’s product candidates, the conduct and results of future clinical trials, plans regarding regulatory filings, future research and clinical trials and plans regarding partnering activities. Factors that may cause actual results to differ materially include the risk that product candidates that appeared promising in early research and clinical trials do not demonstrate safety and/or efficacy in larger-scale or later clinical trials, the risk that Cyclacel will not obtain approval to market its products, the risks associated with reliance on outside financing to meet capital requirements, and the risks associated with reliance on collaborative partners for further clinical trials, development and commercialization of product candidates. You are urged to consider statements that include the words “may,” “will,” “would,” “could,” “should,” “believes,” “estimates,” “projects,” “potential,” “expects,” “plans,” “anticipates,” “intends,” “continues,” “forecast,” “designed,” “goal,” or the negative of those words or other comparable words to be uncertain and forward-looking. These factors and others are more fully discussed under “Risk Factors” in the Annual Report on Form 10-K for the year ended December 31, 2006, as supplemented by the interim quarterly reports, filed with the SEC.

Contacts for Cyclacel:
For Investors:
Cyclacel Pharmaceuticals, Inc.
Corey Sohmer	(908) 517-7330

For Media:
Feinstein Kean Healthcare	(617) 577-8110
Heather McDonald